DSS Adds Samson Lee and Jose’ Escudero to its Board of Directors

ROCHESTER, N.Y. – August 7, 2019 — DSS (NYSE American: DSS), a leader in anti-counterfeit, authentication, and diversion protection technologies, today announces the addition of two independent directors, Jose’ Escudero and Samson Lee to its Board of Directors, effective August 6, 2019.

Mr. Escudero, brings more than 18 years of professional experience in management consulting and corporate finance to his role as a director of DSS. He has been a member of numerous boards of directors and Direction Committees of companies in the engineering, IT, retail banking, hotel, fashion and lifestyle industries, and is currently working as an industry expert for leading private equity firms Harvard Investment Group (HIG), and Advent, Goldman Sachs, among others. Mr. Escudero has previously developed successful IT related projects, and more recently, with the new economy related to blockchain, cryptocurrencies and fintech. In addition, Jose’ has been working in strategic business development, financial analysis, and transactional support as well as operating management in first level and international companies (mainly in the United Kingdom, Spain, Latin America, Singapore and Hong Kong).

Mr. Escudero began his career at PricewatershouseCooper and has worked for the international consulting firm Hallman & Burke and for Ambers & Co., the Spanish M&A boutique firm. Mr. Escudero has a B.Sc. in Economics from the Francisco de Vitoria University, as well as a master’s degree in Corporate Finance and Investment Banking from the Options & Futures Institute. He is currently enrolled at Harvard University in Business Postgraduate studies and collaborates with several different Institutions, IT SUMMITs and Business Schools as a speaker and professor (London Fintech Week, IED – Istituto Europeo di Design; TED; Instituto de Empresa-Ie; Instituto Superior de Derecho y Economía – ISDE, The Valley Digital Business School; Grupo Recoletos; Centro Garrigues, CEF-Centro de Estudios Financieros).

Mr. Lee is the Founder & CEO of Coinstreet Partners, and Co-founder of STO Global-X, Asia Pacific Digital Economy Institute, Blockchain Centre of Hong Kong, and Ethereum South China Community, Vice President of Blockchain Applications & Investment Alliance, Founding Chairman of Belt & Road TechFin Association, Chief Crypto-Economic Advisor of Gibraltar Blockchain Exchange, and Honorary Guest Lecturer & Fintech and Blockchain Committee of Hang Seng University of Hong Kong (EDC). Previously, Mr. Lee held numerous senior management positions with internationally renowned companies, including UCast, Next-TV, Ericsson, UDN Asia, Movideo, Neulion, Rovi, DivX, PCCW and Hong Kong’s first publicly listed internet company, TOM Group. Mr. Lee has over 20 of years’ experience in the telecommunications, media, entertainment and technology sector, with proven success in commercializing various blockchain, digital and e-business projects. He advised the world’s first integrated blockchain and stock exchange with Gibraltar Stock Exchange in 2018, launched Ethereum community in Shenzhen in 2017, commercialized the world’s first 4G premium VOD service in 2012 with China Mobile, launched Asia’s first VOD service with four major Hollywood studios in 2006, commercialized Asia’s first O2O E-commerce service with Li & Fung Group in 2004, launched the world’s first mobile e-wallet in 2003 with PCCW, and the world’s first charge-to-bill mobile payment service with Hutchison Telecom in 2000. Mr. Lee graduated from the University of Toronto, with a Bachelor of Commerce degree, and the Hong Kong University of Science and Technology, with MBA and Master of Science degrees.

“We welcome Jose’ and Samson to the DSS board of directors with great enthusiasm,” stated Frank D. Heuszel, CEO of Document Security Systems, Inc. “Their impressive success and accomplishments in many of the industries that DSS is currently building a presence, such as blockchain, cryptocurrency and advanced digital technologies will certainly prove to be invaluable, I’m looking forward to our collaboration” added Heuszel.

ABOUT DOCUMENT SECURITY SYSTEMS, INC.

For over 16 years, Document Security Systems, Inc. (“DSS”) has protected corporations, financial institutions, and governments from sophisticated and costly fraud. DSS’ innovative anti-counterfeit, authentication, and brand protection solutions are deployed to prevent attacks which threaten products, digital presence, financial instruments, and identification. AuthentiGuard™, the Company’s flagship product, provides authentication capability through a smartphone application so businesses can empower a wide range of employees, supply chain personnel, and consumers to track their brands and verify authenticity. For more information on DSS, visit www.dsssecure.com.

Contact Information:

Document Security Systems, Inc.

Corporate Communications

Jody Janson

Tel: (585) 232-5440

Email: ir@dsssecure.com